EXHIBIT 99.1

                                                                    NEWS RELEASE

NASDAQ SYMBOL:  MRGO

FOR IMMEDIATE RELEASE

CONTACTS:      Michael Spector                        Alfonso Ortega
               (787) 883-2570, Ext. 31                (787) 883-2570, Ext. 33

                               MARGO CARIBE, INC.
                             ANNOUNCES EXECUTION OF
                        MERGER AGREEMENT WITH ITRACT, LLC

Vega Alta, Puerto Rico, April 12, 2000 - Margo Caribe, Inc. ("Margo") (NASDAQ
Symbol: MRGO) announced today that it has entered into an agreement to merge with iTract, LLC ("iTract"), a privately held developmental-stage internet company building a communication tool that is designed to allow its users to deliver rapidly a targeted marketing campaign using e-mail, fax and postal mail.

         Under the merger agreement, Margo would first reincorporate as a Delaware corporation pursuant to a merger (the "Reincorporation Merger") with a newly-formed Delaware corporation, with common stockholders of Margo receiving one share of the new corporation for each share of common stock of Margo held immediately prior to the Reincorporation Merger. A subsidiary of the new Delaware corporation would then merge with iTract (the "iTract Merger" and together with the Reincorporation Merger hereinafter referred to as the "Transaction"). As a result of the iTract Merger, the holders of iTract securities will be issued shares of common stock of the new Delaware corporation representing approximately 86.8% of the outstanding shares of the new corporation (on a fully diluted basis assuming exercise of all outstanding stock options). Thus, following the iTract Merger, Margo shareholders, on a fully diluted basis, would hold 13.2% of the new Delaware corporation. Prior to the effective time of the merger, all outstanding stock options held by officers, directors and employees of Margo will vest and become immediately exercisable. The Board of Directors of the merged company will be composed of designees of iTract, and iTract's management will manage the merged company. The merger agreement does not provide for any break-up fee, other than reimbursement of certain expenses. The exchange of Margo shares for shares of common stock in the new Delaware corporation as part of the Reincorporation Merger will be a taxable transaction for U.S. shareholders for federal income tax purposes.

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         It is a condition to the consummation of the iTract Merger that Margo sell its nursery and other operating businesses prior to the iTract Merger. In addition, as of the effective time of the iTract Merger, Margo must have at least $5 million in cash and cash equivalents and not be subject to liabilities exceeding $10,000 in the aggregate. The Company is currently seeking purchasers for these businesses.

         The Transaction is expected to close during the third quarter of 2000, subject to the satisfaction of various other conditions, including the approval of the Transaction by the majority of Margo's shareholders, the qualification of the iTract Merger as a tax-free exchange for federal income tax purposes, the qualification of the Reincorporation Merger as a tax-free reorganization for Puerto Rico income tax purposes, the registration of the shares to be issued in the iTract Merger, listing of the shares of the new Delaware corporation on the NASDAQ Small Cap Market, and various other customary conditions. Concurrently with the execution of the merger agreement, Michael J. Spector agreed to vote his Margo shares, representing approximately 66% of Margo's outstanding common stock, in favor of the Transaction. No assurance can be given that the parties will be able to satisfy the conditions to the consummation of the Transaction.

About Margo

         Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Vega Alta and Barranquitas, Puerto Rico. The Company is also engaged in the sale of lawn and garden products, the provision of landscaping services and maintenance throughout Puerto Rico and the Caribbean and the manufacture of potting soils and other lawn and garden bag goods under the Rain Forest trade name.

About iTract

         Founded by its Chairman, Henry Kauftheil, iTract is a privately-held developmental-stage company that will seek to address the needs of businesses that desire more efficient, expedient and cost-effective ways to promote and communicate products and services to their target audiences. iTract will target small to medium sized businesses that want to reach potential customers at a lower cost than traditional direct marketing. iTract's system is designed to allow users to send out faxes, e-mails and postal mail in volume from the same document directly off the computer at the same time. iTract is also building a permission-based fax and e-mail list that is demographically organized and can be custom configured to meet the client's marketing needs. To date, iTract has not earned any significant revenues.

Cautionary Note Regarding Forward-Looking Statements

         This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of Margo and are subject to a number of

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factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

         For a detailed discussion of these and other cautionary statements, please refer to the proxy statement/prospectus to be filed by Margo as described below, as well as Margo's filings with the Securities and Exchange Commission.

Where You Can Find Additional Information

         Margo expects to mail a proxy statement/prospectus to its stockholders containing information about the Transaction, and the new Delaware corporation plans to file a Registration Statement on SEC Form S-4 in connection therewith. Investors and security holders are advised to read the Registration Statement and the proxy statement/prospectus regarding the Transaction when they become available, because they will contain important information about iTract, Margo, the Transaction and related matters. Investors and security holders may obtain a free copy of the Registration Statement and the proxy statement/prospectus (when available) and other documents filed by Margo at the Securities and Exchange Commission's web site at HTTP://WWW.SEC.GOV. Free copies of the proxy statement/prospectus and such other documents may also be obtained from Margo by directing such requests to the following address: Margo Caribe, Inc., Investor Relations, P.O. Box 706, Dorado, Puerto Rico 00646.

         Margo, its directors, executive officers and certain other members of management and employees may be soliciting proxies from Margo stockholders in favor of the adoption of the Transaction. A description of any interest that Margo's directors and executive officers have in the Transaction will be available in the proxy statement/prospectus.

         Filed by Margo Caribe, Inc. pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

         Subject Company: Margo Caribe, Inc.  Commission File No. 0-15336